Exhibit 10.22

RRAVISTA CORPORATION

PERFORMANCE AWARD AGREEMENT

This Performance Award Agreement (the “Agreement”) is made by and between Avista Corporation, a Washington Corporation (the “Company”) and the individual named in section 1 (the “Participant”) as designated by the Avista Corporation Compensation and Organization Committee (the “Plan Administrator”).

WHEREAS, Performance Awards are granted under the January 19, 2016 amended and restated Avista Corporation Long-Term Incentive Plan (the “Plan”).  The terms and conditions of the Performance Awards are set forth below and in the Plan, which is incorporated into this Agreement by reference.

NOW, THEREFORE, in consideration of the premises contained herein and in the Plan, it is agreed as follows:

1. Terms of Performance Awards. The terms of the Performance Awards are set forth as follows:

(a)	The "Participant" is (Participant’s Name)

(b)	The "Grant Date” is February 5, 2020.

(c)

The total target number of eligible "Performance Awards" shall be (# of) units.  “Performance Awards” granted under this Agreement are units that will be reflected in a book account maintained by the Company or a third party administrator during the Performance Cycle, and that will be settled in cash or shares of Avista Corporation Common Stock (“Common Stock”) to the extent provided in this Agreement and the Plan.

(d)	The "Performance Cycle" is the period beginning on January 1, 2020 and ending on December 31, 2022.

2. Conditions to Award. Pursuant to this Award, the number of Performance Awards earned will depend upon the Company’s performance against specific performance metrics. The performance metrics are (i) Relative Total Shareholder Return, which accounts for (# of) units of the total target award as set forth in section 1(c), and (ii) Cumulative Earnings Per Share (“CEPS”) which accounts for (# of) units of the total target award set forth in section 1(c). The total number of shares of Stock that will be issued in the settlement of this Award, based upon the Company’s satisfaction of the metrics, will be determined by multiplying the Target Number of units allocated for each metric set forth in this section 2 by the applicable Payout Factor in accordance with the provisions of Exhibit 1 and Exhibit 2, which is attached to and forms a part of this Agreement.

3.Settlement of Performance Awards. The Company shall deliver to the Participant one share of Common Stock (or cash equal to the Fair Market Value of one share of Common Stock) for each

Performance Award earned by the Participant, as determined in accordance with the provisions of Exhibit 1 and Exhibit 2, which is attached to and forms a part of this Agreement.  The earned Performance Award payable to the Participant shall be paid in shares of Common Stock or in cash (based on the Fair Market Value of the Common Stock as of the date the Plan Administrator certifies the attainment of the performance goals), or in a combination of the two, as determined by the Plan Administrator in its sole discretion, except that cash may be distributed in lieu of any fractional share of Common Stock.

All Performance Awards and any Dividend Equivalents (as described in Section 5 below) earned by a Participant under this Agreement are subject to the Recoupment Policy adopted by the Company’s Board of Directors as amended from time to time (“Recoupment Policy”).  If a Participant becomes subject to the Recoupment Policy any Performance Award and associated Dividend Equivalent may be forfeited in whole or in part and all or part of any distribution payable to a Participant or his or her beneficiary under this Agreement may be recovered by the Company pursuant to the Recoupment Policy.

4.Time of Payment. Except as otherwise provided in this Agreement, payment of Performance Awards earned will be delivered as soon as feasible after the end of the Performance Cycle and after the Plan Administrator certifies the attainment of the performance goals.

5. Dividend Equivalent Rights. Any Performance Awards may, in the Plan Administrator’s discretion, earn Dividend Equivalent Rights.  In respect of any Performance Award that is outstanding on the dividend record date for Common Stock, the Participant may be credited with an amount equal to the cash distributions that would have been paid on the shares of Common Stock covered by such Award had such covered shares been issued and outstanding on such dividend record date.  Dividend Equivalent Rights are to be paid in cash based on the total number of Performance Awards earned at the end of the Performance Cycle and delivered as soon as feasible after the Performance Cycle and after the Plan Administrator certifies the attainment of the performance goals.  Dividend Equivalent Rights are subject to all applicable taxes, which are the responsibility of the Participant. The Dividend Equivalent Rights in respect of any Performance Awards that are not earned as of the end of a Performance Cycle, shall be forfeited as of the end of the Performance Cycle.

6. Termination of Employment during Performance Cycle. Except as otherwise provided in section 7, this section 6 shall apply if the Participant’s employment terminates during a Performance Cycle. If the Participant’s employment with the Company and/or Subsidiaries terminates during the Performance Cycle because of Retirement, Disability, or Death, the Participant shall be entitled to a prorated value of the Performance Award earned in accordance with Exhibit 1 and Exhibit 2, determined at the end of the Performance Cycle, and based on the ratio of the number of whole months the Participant was employed during the Performance Cycle to the total number of months in the Performance Cycle (36).  If a Participant's employment or services with the Company and/or Subsidiaries terminate on or as of the last day of a Performance Cycle, such Participant will be deemed to have terminated after the end of such Performance Cycle.  If the Participant’s employment with the Company and/or Subsidiaries terminates during the Performance Cycle for any reason other than Retirement, Disability, or Death, the Performance Award granted under this Agreement will be forfeited on the Date of Termination (as defined in section 9(b)); provided, however, that in such circumstances, the Plan Administrator, in its sole discretion, may determine that the Participant will be entitled to receive a prorated or other portion of the Performance Award.  In case of termination for Cause, the Performance Award granted shall automatically terminate upon first notification to the Participant of such termination, unless the Plan Administrator determines otherwise.  If a Participant’s employment with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights under any Award likewise shall be suspended during the period of investigation.  The effect of a Company-approved leave of absence on the terms and conditions of an Award shall be determined by the Plan Administrator, in its sole discretion.

7. Change in Control. If a Change in Control occurs during the Performance Cycle, and the Participant’s Date of Termination (as defined in section 9(b)) does not occur before the Change in Control date, the Participant shall be entitled to a prorated value of the Performance Award that would have been earned by the Participant in accordance with Exhibit 1 and Exhibit 2, determined as of the date of the

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Change in Control, prorated based on the ratio of the number of whole months the Participant is employed during the Performance Cycle through the date of the Change in Control, to the total number of months in the Performance Cycle; provided, however, that a Payout Factor of at least 100% as set forth in Exhibit 1 and Exhibit 2 for the Performance Cycle shall be deemed to have been achieved as of the date of the Change in Control.  Notwithstanding the provisions of sections 3 (with the exception of the application of the Recoupment Policy), 4, and 5, the value of the Performance Award, and any Dividend Equivalent Right, earned in accordance with the foregoing provisions of this section shall be delivered to the Participant in a lump sum cash payment as soon as feasible after the occurrence of a Change in Control, with the value of a Performance Award equal to the Fair Market Value of a share of Common Stock determined under the provision of section 3 as of the date of the Change in Control. Distributions to the Participant under sections 3 and 5 shall not be affected by payments under this section, except that the number of Performance Awards and Dividend Equivalent Rights earned by and payable to the Participant shall be reduced by the number of Performance Awards and Dividend Equivalent Rights with respect to which payment was made to the Participant under this section.

8. Taxes. The Participant is liable for any and all taxes, including withholding taxes, arising out of the grant, vesting, payment or settlement of any Performance Awards and Dividend Equivalent Rights.  The Company shall have the right to require the Participant to remit to the Company, or to withhold awarded shares of Common Stock, or from any Dividend Equivalent Rights or other amounts due to the Participant, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements.

9. Definitions. For purposes of this Agreement, the terms used in this Agreement shall be subject to the following:

(a)	Change in Control. The term "Change in Control" is defined in section 2.4 of the amended and restated Avista Corp. Long Term Incentive Plan.

(b)

Date of Termination. The Participant’s "Date of Termination" shall be the first day occurring on or after the Grant Date on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer.  If, as a result of a sale or other transaction, the Participant’s employer ceases to be a Subsidiary (and the Participant’s employer is or becomes an entity that is separate from the Company), and the Participant is not, at the end of the 30-day period following the transaction, employed by the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by the employer.

(c)	Disability. ‘‘Disability’’ means ‘‘disability’’ as that term is defined for purposes of the Company’s Long Term Disability Plan or other similar successor plan applicable to employees.

(d)

Retirement. "Retirement" of the Participant shall mean retirement as of the individual’s retirement date under the Retirement Plan for Employees of Avista Corporation or other similar successor plan applicable to employees.

10. Assignability. No Performance Award or Dividend Equivalent Right granted or awarded under the Plan may be assigned or transferred by the Participant other than by will or by the applicable laws of descent and distribution, and, during the Participant’s lifetime, settlements of such Awards may be payable only to the Participant or a permitted assignee or transferee of the Participant (as provided below).  Notwithstanding the foregoing, the Plan Administrator, in its sole discretion, may permit such assignment or transfer and

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may permit a Participant of such Performance Awards or Dividend Equivalent Rights to designate a beneficiary who may receive compensation settlement under the Performance Award after the Participant’s death; provided, however, that any amount so assigned or transferred shall be subject to all the same terms and conditions contained in this Agreement.

11. General.

11.1 Award Agreements. Performance Awards granted under the Plan shall be evidenced by a written agreement that shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and that are not inconsistent with the Plan.

11.2 Continued Employment or Services; Rights in Awards. Nothing contained in this Agreement, the Plan, or any action of the Plan Administrator taken under the Plan or this Agreement shall be construed as giving any Participant or employee of the Company any right to be retained in the employ of the Company or any Subsidiary or to limit the Company’s or any Subsidiary’s right to terminate the employment or services of the Participant.

11.3 Registration. At the present time, the Company has an effective registration statement with respect to the shares.  The Company intends to maintain this registration but has no obligation to do so.  In the event that such registration ceases to be effective, the Participant will not receive a Performance Award settlement or payment unless exemptions from registration under federal and state securities laws are available; such exemptions from registration are very limited and might be unavailable.  By accepting the Agreement, the Participant hereby acknowledges that he/she has read the section of the Plan and this Agreement entitled Registration.

11.4 No Rights as a Shareholder. No Award under this Agreement shall entitle the Participant to any dividends (except to the extent provided in an award of Dividend Equivalent Rights), voting or any other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Performance Award, are free of all applicable restrictions.

11.5 Compliance with Laws and Regulations. Notwithstanding anything in the Plan to the contrary, the Board of Directors, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants.

11.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity and enforceability of any other provision of this Agreement.  If any provision of the Agreement is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify any Performance Award under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended by the Plan Administrator to conform to applicable laws, or, if the Plan Administrator determines that the provision cannot be so construed or deemed amended without materially altering the intent of the Plan or the Performance Award, such provision shall be stricken as to such jurisdiction, person or Performance Award, and the remainder of the Agreement and any such Performance Award shall remain in full force and effect.

12. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Plan Administrator, and the Plan Administrator shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of the Agreement by the Plan Administrator and any decision made by it with respect to the Agreement are final and binding.

13. Construction. This Agreement is subject to and shall be construed in accordance with the Plan, the terms of which are explicitly made applicable hereto.  Unless otherwise defined herein, capitalized terms in this Agreement shall have the same definitions as set forth in the Plan.  In the event of any conflict between the provisions hereof and those of the Plan, the provisions of the Plan shall govern.

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14. Amendment. This Agreement may be amended by written agreement of the Participant and the Company, without the consent of any other person.

15. Governing Law. The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of Washington without giving effect to the principles of conflicts of laws.  For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in Washington State and agree that such litigation shall be conducted in the courts of Spokane County, Washington or the federal courts of the United States for the eastern district of Washington.

16.Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company) to agree in writing to assume the Company’s obligations under this Agreement and to perform such obligations in the same manner and to the same extent that the Company is required to perform them.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets that assumes and agrees to perform the Company’s obligations under the Agreement by operation of law or otherwise.

IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all effective as of the Grant Date.

AVISTA CORPORATION

By: Dennis Vermillion

President and Chief Executive Officer

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EXHIBIT 1

Performance Award Plan

Relative Total Shareholder Return Metric and Goals

2020 - 2022 Performance Cycle

The following graph and table represent the relationship between the Company’s relative three-year Total Shareholder Return (“TSR”) commencing January 1, 2020 and ending December 31, 2022 and the target award opportunity.  The number of shares delivered at the end of the three-year Performance Cycle can range from zero to 200% of the target number of units allocated under this metric.  The actual issuance of shares depends on Avista’s three-year TSR performance compared to the returns of the peer companies reported in the S&P 400 Utilities Index and how we rank among them.  To receive 100% of the Award allocated under this metric, Avista must perform at the 50th percentile among the companies in the S&P 400 Utilities Index.  To receive 200% of the Award, Avista must rank at the 90th percentile. If Avista ranks below the 30th percentile, no stock awards or cash Dividend Equivalent Rights will be earned. Dividend Equivalent Rights are calculated and paid out in cash when and to the extent the Performance Awards are issued. The following graph demonstrates the relationship between TSR ranking and various payout factors. Performance Awards are interpolated on a straight line for performance results between the figures shown.

3-year Relative TSR Percentile Rank
AWARD OPPORTUNITY
200%
150%
100%
50%
0%
30th Min
40th
50th Target
60th
70th
80th
90th Max

	TSR Percentile Ranking	Payout (% of Target)
Maximum	90th	200%
Target	50th	100%
Threshold	30th	50%
	<30th	0%

TSR is calculated using S&P’s Research Insight software and reflects share price appreciation plus the impact of dividend distributions and the reinvestment of such dividends. TSR is calculated daily based on stock price changes and dividend payments, and then accumulated over the measurement period. Dividends are calculated using ex-date dividends per share. Beginning and ending share prices for the performance period reflect the average of closing share prices on the last 20 trading days ending on December 31st for both Avista and the peers.

From one year to the next, if S&P drops a company out of the index and adds another, the new company will be included in the ranking and the dropped company will be excluded.  When a new company is added to the index, they will be added to the ranking as if they had been in the ranking from the beginning – provided that there is pricing and dividend data at the beginning of the cycle.  When a company is dropped

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everything related to that company will be excluded from the ranking as if the company was never part of the ranking.

Settlement Formula Example:

Assuming that 1,000 Performance Award units were allocated under this metric at the beginning of the three-year Performance Cycle and Avista’s TSR ranked at the 45th percentile after the three-year Performance Cycle, the Participant would receive 87.5% of 1,000 or 875 shares of Avista common stock plus cash dividend equivalents.

Payout Factor (% of Target)		Target Number of Performance Awards Granted		Final Number of Common Stocks Issued
87.5%	X	1,000	=	875 shares plus cash dividends

Percentile Ranking Methodology:

The percentile rank is calculated using the PERCENTRANK function in MS Excel, initially excluding Avista from the list. The results are rounded to the nearest whole percentile after Avista has been ranked.

The calculation can be replicated by arranging the TSR data from highest to lowest for all peers except Avista.  A percentile ranking is calculated for each data point assuming 100.0th percentile for the highest data point, 0.0 percentile for the lowest data point, and the corresponding percentile for every other data point with an equal difference in percentile ranking for each data point.  The TSR for Avista is calculated by determining Avista’s rank in the list and interpolating between the percentile rankings for the companies immediately above and below based on the differences in TSR. An example, based on sample data is as follows:

Company Ranking	TSR	Percentile Rank
1	63.6%	100.0%
2	62.8%	92.8%
11 (ABC Corp)	32.0%	28.5%
12(XYZ Corp)	10.0%	21.4%
14	4.4%	7.1%
15	-11.6%	0.0%

If a company’s TSR is 29.1%, the resulting percentile ranking would be 27.6%, calculated as follows: 27.6% = 21.4% + [(29.1% - 10.0%) / (32.0% - 10.0%) * (28.5% - 21.4%)]

Total Shareholder Return (TSR) Methodology:

For purposes of this Agreement, a methodology for calculating a total return to shareholder with dividend reinvestment was established.  Returns are calculated daily based on stock price changes and dividend payments and then accumulated over the Performance Cycle.  Below are additional assumptions used in Avista’s calculation for TSR.

General Assumptions:

The starting share price for the Performance Cycle is determined by averaging the closing stock price on the last 20 trading days ending on December 31st prior to the first day of Performance Cycle. The ending share price is determined by averaging the closing stock price on the last 20 trading days ending on December 31st at the end of the Performance Cycle. For demonstration purposes, the example below uses January 1, 2014 – December 31, 2016 as the Performance Cycle.

Date	Closing Price	Date	Closing Price
12/31/2013	28.19	12/30/2016	39.99
12/30/2013	28.13	12/29/2016	40.18
12/27/2013	28.15	12/28/2016	39.47
12/26/2013	28.08	12/27/2016	39.99

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12/24/2013	28.14	12/23/2016	39.71
12/23/2013	28.03	12/22/2016	39.49
12/20/2013	28.34	12/21/2016	39.67
12/19/2013	27.83	12/20/2016	40.05
12/18/2013	28.03	12/19/2016	40.23
12/17/2013	27.64	12/16/2016	40.77
12/16/2013	27.58	12/15/2016	42.17
12/13/2013	27.26	12/14/2016	41.63
12/12/2013	27.21	12/13/2016	42.63
12/11/2013	26.89	12/12/2016	42.48
12/10/2013	27.16	12/9/2016	42.08
12/9/2013	27.44	12/8/2016	41.73
12/6/2013	27.61	12/7/2016	41.17
12/5/2013	27.09	12/6/2016	40.73
12/4/2013	27.09	12/5/2016	40.61
12/3/2013	27	12/4/2016	40.55
Average	27.6445	Average	40.7665

The example below reflects share price appreciation plus the impact of dividend distributions and the reinvestment of such dividends. Dividends are reinvested on a daily basis.  For this example, a fictional ex-date for dividends per share is used. Daily returns are calculated over the performance cycle and added together resulting in the Cumulative TSR for the performance cycle.

Date	Closing Price	Dividend	Daily TSR
11/21/2014	33.90	0	NA
11/24/2014	33.80	0	(0.2950%)
11/25/2014	34.06	0.3175	1.7086%*
11/26/2014	34.29	0	0.6753%
11/27/2014	34.29	0	0.00%
11/28/2014	34.45	0	0.4666%
Cumulative TSR 11/21/2014 to 11/28/2014			2.5555%

* [(34.06 + 0.3175) / 33.80] -1

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EXHIBIT 2

Performance Award Plan

Cumulative Earnings Per Share Metric and Goals

2020-2022 Performance Period

The following graph and table represent the relationship between the Company’s Cumulative Earnings Per Share (“CEPS”) commencing January 1, 2020 and ending December 31, 2022 and the target award opportunity.  The number of shares delivered at the end of the three-year Performance Cycle can range from zero to 200% of the target number of units allocated under this metric.  The actual issuance of shares depends on Avista’s CEPS over the three-year Performance Cycle. To receive 100% of the Performance Award allocated under this metric, Avista must achieve CEPS $6.78 over the three-year cycle.  To receive 200% of the Award, Avista must achieve CEPS of $7.21. If Avista’s CEPS is less than $6.35, no stock awards or cash Dividend Equivalent Rights will be earned. Dividend Equivalent Rights are calculated and paid out in cash when and to the extent the Performance Awards are issued.  The following graph demonstrates the relationship between CEPS and various payout factors. Performance Awards are interpolated on a straight line for performance results between the figures shown.

3-Year Cumulative EPS
250%
200%
150%
100%
50%
0%
$6.35
Min
$6.57
$6.78
Target
$7.00
$7.21
Max

	3-Year CEPS	Payout Factor
Maximum	$7.21	200%
Target	$6.78	100%
Threshold	$6.35	40%
	<$6.35	0%

Performance is tracked over a three-year Performance Cycle thereby focusing on sustainability.

Cumulative EPS is fully diluted earnings per share determined in accordance with generally accepted accounting principles, and may be adjusted to remove the effects of such items as regulatory charges, income tax legislative changes and/or items of a non-routine or items of an extraordinary nature as determined by the Plan Administrator.

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Settlement Formula Example:

Assuming that 1,000 Performance Award units were allocated under this metric at the beginning of the Performance Cycle and Avista’s cumulative EPS was $6.89 over three years, the Participant would receive 125% of 1,000 or 1,250 shares of Avista common stock plus dividend equivalents in cash.

Payout Factor (% of Target)		Target Number of Performance Awards Granted		Number of Common Stocks Issued
125%	X	1,000	=	1,250 shares plus cash dividends

Using the example formulas in Exhibit 1 and Exhibit 2, the Participant would receive in total 88% of 1,455 (total target # of Performance Awards granted) or 1,286 Shares of Common Stock plus cash dividend equivalents.

	Payout Factor (% of Target)		Target Number of Performance Awards Granted		Number of Common Stocks Issued
TSR	87.5%	X	1,000	=	875
CEPS	125%	X	1,000	=	1,250
Total	106.3%	X	2,000	=	2,125

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ACCEPTANCE AND ACKNOWLEDGMENT

I, a resident of the state of ___________________________________, accept the Performance Award described in this Agreement and in the Plan, and acknowledge that I have received a copy of this Agreement and the Plan.  I have read and understand the Plan, and I hereby make the representations, warranties and acknowledgments, and undertake the indemnity and other obligations, therein specified.

Dated:________________

_________________________________Signature of Employee

_________________________________

Printed Name

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